Exhibit 3.7

Business License (English translation)

(Copy)

Unified Social Credit Code

91330522MAD6MU6142(1/1)

Entity Name Dao Ling Doctor Huzhou

Company Type Limited Liability Company (Sole proprietorship of legal entities invested or controlled by natural persons)

Legal Representative Qi, Yipeng

Business Scope General project; Health consultation services (excluding diagnosis and treatment services); Remote health management services; Network and information security software development; Technical consulting services for artificial intelligence public service platforms; Artificial intelligence industry application system integration services; Big data services; Information system integration services; Sales of Internet of Things (IoT) devices; Advertising production; Advertising design and agency; Advertising release; Software development; Data processing and storage support services; Wholesale of daily necessities; Sales of daily necessities; Sales of daily miscellaneous goods; Sales of daily necessities; Wholesale of kitchenware, sanitary ware, and daily necessities; Retail of kitchenware, sanitary ware, and daily necessities; Sales of labor protection equipment; Wholesale of clothing and apparel; Sales of clothing accessories; Sales of needle textiles and raw materials; Needle textile sales (except for projects that require approval according to law, business activities can be conducted independently based on the business license in accordance with the law)

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Registered Capital One million Yuan

Date of Incorporation December 6, 2023

Address Room 609-7, Floor 6, Changxing World Trade Building A, No. 1278, Minigzhu Road, Kaifa District, Changxing County, Huhou City, Zhejiang Province.

Registration Bureau Changxing County Market Supervision Administration

February 6, 2023